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EXHIBIT 99.4

           FORM OF 10% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                  CERTIFICATE

                                                                  Ex

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

               10% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                ($.01 Par Value)

                                       OF

                         COMPLETE WELLNESS CENTERS, INC.

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
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          The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on December ______, 1999 by the Board of Directors (the "Board") of Complete Wellness Centers, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

          RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of up to 4,000,000 of the 10,000,000 shares of preferred Stock which the corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:




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                    (i)   The designation of such series of the Preferred Stock
authorized by this resolution shall be the 10% Series C Cumulative Convertible Preferred Stock (the "Series C"). The total number of shares of the Series C shall be 4,000,000.

                    (ii) Holders of shares of Series C will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an semi-annual cash dividend per share equal to
(A) 10% of the Liquidation Preference (as defined below) thereof on the semi-annual dividend payment date, payable in cash on June 30 and December 31 (each a "dividend payment date"). Unless full dividends on the Series C have been paid, no dividends may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation, nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock). Dividends payable on the Series C for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this paragraph (ii), "Liquidation preference" shall have the meaning set forth in paragraph (iii) below with the relevant dividend payment date being deemed to be the date of final distribution.

                    (iii) The shares of Series C shall rank prior to the shares of Common Stock and third behind the two other outstanding series (Series B and Series D) of Preferred Stock of the Corporation, except that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock, an amount equal to the stated amount thereof of the purchase price of $______ per share (or proportionate amount thereof in the case of any fractional shares of Series C) plus an amount equal to all dividends {whether or not earned or declared) accumulated and unpaid on the shares of Series C to the date of final distribution, such determination to be made, in the event that dividends remain unpaid as to one or more dividend payment dates, by deeming the amount of any dividend not paid on the relevant dividend payment date as having been added to the stated amount of the underlying share as of such dividend payment date (the amount as so




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determined, the "Liquidation Preference" of a share of Series C). After payment of the full amount of the Liquidation Preference, the holders of shares of Series C will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series C shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

                    (iv) After three years from the Effective Date, the shares of Series C will be optionally redeemable by the Corporation in their entirety at the liquidation value thereof (plus accrued and/or unpaid dividends) on thirty (30) days' written notice if the closing bid price of the Common Stock for twenty (20) consecutive trading days ending not more than ten (10) days prior to when notice of the call for redemption is given equals or exceeds 130% of the closing bid price of the Common Stock on the Effective Date.

                          (A) At the option of the holder thereof and upon
               surrender of for conversion to the Corporation at its corporate headquarters at any time on or after _________________ each share of Series C will be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the (x) the Liquidation Preference of such share determined as of the date of conversion by 130% of the closing bid price of a share of Common Stock on the Effective Date.

                          (B) No fractional shares or scrip representing
               fractional shares of Common Stock shall be issued upon the conversion of any share of Series C. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock as of the conversion date shall he paid to such holder in cash by the Corporation.

                    (iv) To convert any Series C into Common Stock, the holder shall give written notice to the Company (which notice may be given by facsimile transmission} that the




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          holder elects to convert the same. Promptly thereafter such holder shall surrender the Series C at the office of the Company or of any transfer agent for such stock. The Company shall, as soon as practicable after receipt of such notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, and a new stock certificate representing the remaining shares of Series C (if any) not converted. The Company shall use its reasonable best efforts to effectuate any such issuance within 72 hours and to transmit the shares of Common Stock by messenger or overnight delivery service to the address designated by such holder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is received by the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on such date.

               IN WITNESS WHEREOF, Complete Wellness Centers, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by Joseph J. Raymond, Jr., Chairman, and attested by Sergio R. Vallejo, President, this ______ day of December, 1999.


                                              COMPLETE WELLNESS CENTERS, INC.

Attest:                                       By: /s/ Joseph J. Raymond,Jr
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/s/ Sergio R. Vallejo
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